Exhibit 23.3

Date: August 12, 2022

Ambow Education Holding Ltd.

12th Floor, Tower 1, Financial Street,

Chang’an Center,

Shijingshan District, Beijing 100043, China

Dear Sirs,

Ambow Education Holding Ltd. (the “Company”): Listing on U.S. Exchanges and the VIE Structure in Relation to the Company’s PRC Entities and WFOEs.

We refer to a Registration Statement on Form F-3 (including the Offering Prospectus constituting a part thereof) to which our legal opinion letter dated August 12, 2022, has been filed as an exhibit (Registration No. 333-264878) (the “Registration Statement”). Unless otherwise stated, terms used in this letter shall have the same meaning as terms defined in the Registration Statement.

We hereby give, and confirm that we have not withdrawn, our consent to filing our legal opinion letter dated August 12, 2022, with the U.S. Securities and Exchange Commission as Exhibit 99.1 to the Registration Statement, to the inclusion of our legal opinions and to the references to our name therein in the form and context in which they respectively appear.

Yours faithfully,

/s/ Beijing Jincheng Tongda & Neal Law Firm
Beijing Jincheng Tongda & Neal Law Firm